Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 14, 2014	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

Dr. Michael Jost Appointed as New Sr. Vice President and General Manager for MTS Test

Eden Prairie, Minn., February 14, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-precision test systems and position sensors, today reported that Dr. Michael (Mike) Jost has been appointed as the new Senior Vice President and General Manager of the Test business. He will be based in Eden Prairie and will assume his new role on Monday, February 24, 2014. Mike replaces Dr. Rich Baker who recently assumed responsibility for the newly established position of Sr. Vice President and Chief Technology Officer for MTS.

Dr. Jost joins MTS from Rudolph Technologies where he was the Vice President and General Manager of its Inspection Business Unit. Prior to that, Mike held a variety of business leadership roles at Thermo Fischer Scientific, Invensys, Honeywell and Emerson Electric.  Throughout his career, Mike has demonstrated his capability to lead global, complex engineering-based businesses, delivering both exciting new products to the market and profitable growth over sustained periods of time.  Mike’s success has been driven by excellence not only in new product development and global sales execution, but also in marketing, global operations and supply chain management. He has a track record of successful P&L leadership under a wide range of economic conditions.

Mike earned a B.S. degree in Physics from St. John’s University and a Doctorate in Materials Science from the University of Minnesota.

“Mike’s passion for new product technology, as well as his successful track record in general management of global, growth-oriented organizations, makes him a great fit to lead our Test business,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Essential to Mike’s selection was his demonstrated success in delivering strong growth from new, highly engineered products and expanded services which are key elements of our Test business strategy. Also important was Mike’s experience in Asia, particularly with operations in China, one of our strongest growth markets. These attributes are well aligned with our opportunities in the Test business. I am very pleased to have both Mike and Rich on the senior management team at MTS. Together, their focus on developing new ways to leverage our existing technology while finding new technologies to accelerate our growth is important to our long-term success.”

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

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